                                                                   EXHIBIT 10.15

                          SPONSORED RESEARCH AGREEMENT


         Agreement, made this 3rd day of May 1995, by and between THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER (hereinafter referred to as "CANCER CENTER"), a component institution of The University of Texas System (hereinafter referred to as "SYSTEM"), located at 1515 Holcombe Blvd., Houston, Texas 77030, and SpectRX (hereinafter referred to as "SPONSOR"), located at 6025 A Unity Drive, Norcross, Georgia 30071.

                                   WITNESSETH:

         WHEREAS, CANCER CENTER has research facilities and situations which would allow investigation and study of the non-invasive clinical study of non-invasive bilirubin monitor invented by Dr. Steven Jacques as described in
Exhibit I hereinafter referred to as ("Research"), a copy of which is attached hereto and incorporated herein by reference; and

         WHEREAS, both SPONSOR and CANCER CENTER consider it necessary and desirable to perform the Research;

         NOW, THEREFORE, the parties agree as follows:

1. Evaluation. SPONSOR agrees to engage the services of CANCER CENTER as an independent contractor to perform the Research. The Research will be under the supervision of Steven L. Jacques, Ph.D. (Principal Investigator) at CANCER CENTER, with the assistance of appropriate associates and colleagues at CANCER CENTER as may be required.

2. Research. CANCER CENTER agrees as an independent contractor to conduct the Research. Such Research was originally approved by CANCER CENTER in accordance with CANCER CENTER policy and may be subsequently amended only in accordance with CANCER CENTER policy and the written agreement of CANCER CENTER and SPONSOR as provided for in Article 16 herein below. The Principal Investigator shall provide SPONSOR with all research conclusions, analyses, and raw data, which will be marked "CONFIDENTIAL" upon conclusion of this Agreement.

3.       Invention and Patents.

         a. For all purposes herein, "Invention" shall mean any discovery, concept or idea whether or not patentable or copyrightable, which (i) arises out of work performed pursuant to the obligations of this Agreement; (ii) is conceived and reduced to practice during the term of the Agreement as defined in
                  Article 14 hereinbelow, and (iii) includes but is not limited to processes, methods, software, formulae, techniques, compositions of matter, devices, and improvements thereof and know-how relating thereto. Inventions made solely by the

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                  Principal Investigator and/or other CANCER CENTER personnel as identified in Article 1 hereinabove or agents of CANCER CENTER shall be the sole property of CANCER CENTER. Inventions made jointly by employees or agents of CANCER CENTER and SPONSOR shall be jointly owned by CANCER CENTER and SPONSOR.

         b. In the event that an Invention is made, either solely by employees or agents of CANCER CENTER or jointly by employees or agents of CANCER CENTER and SPONSOR, CANCER CENTER and SPONSOR agree to give notice of such invention to each other within thirty (30) days of the identification of such Invention. Within thirty (30) days of notice of Invention, CANCER CENTER and SPONSOR will thereupon exert their best reasonable efforts in cooperation with each other to investigate, evaluate and determine to the mutual satisfaction of both parties, the disposition of rights to the Invention, including whether, by whom, and where any patent applications are to be filed.

         c. If, after consultation with SPONSOR, it is agreed by the parties that a patent application should be filed, SPONSOR will prepare or co-prepare and file appropriate United States and foreign patent applications on Inventions made under this Agreement and SPONSOR will provide CANCER CENTER with the opportunity to review and provide comments and recommendations on all such filings. CANCER CENTER has the right to assume patent filing responsibility if SPONSOR fails to perform. SPONSOR will provide CANCER CENTER a copy of the application filed for which SPONSOR has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. SPONSOR will pay the cost of preparing, filing and maintenance thereof. If SPONSOR notifies CANCER CENTER that it does not intend to pay the costs of an application, or if SPONSOR does not respond or make an effort to agree with CANCER CENTER on the disposition of rights to the Invention, then CANCER CENTER may file such application at its own expense, and SPONSOR shall have no rights to such Invention. CANCER CENTER will provide SPONSOR a copy of the application filed for which SPONSOR has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. SPONSOR agrees to maintain any such application in confidence until it is published by CANCER CENTER or by the respective patent office.

         d. Upon execution of this Agreement, CANCER CENTER hereby grants SPONSOR an option, for a period of twelve (12) months ("Option Period"), to negotiate and acquire an exclusive, world-wide, royalty-bearing license to the non-invasive bilirubin monitor (U.S. Patent No. 5,353,790) invented by Dr. Steven Jacques and any Invention (as well as patent applications, patents, and copyrights thereon) for commercial purposes, provided that SPONSOR shall pay all costs and expenses associated with patent and copyright filing, prosecution, issuance, and maintenance. The Option Period may be extended for a period of six (6) months upon mutual agreement of SPONSOR and CANCER CENTER.


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         e.       During the Option Period, the parties agree to enter into good faith negotiations regarding the terms and conditions of said license and further agree to negotiate license fee rates and other payments which are fair and reasonable to both parties.

         f. In the event that parties fail to reach an agreement regarding the terms and conditions of said license, within the Option Period pursuant to Articles 3(d) and (e) hereinabove, CANCER CENTER shall have the right to enter into license agreements concerning the same Inventions with third parties.

4. Confidentiality. Because CANCER CENTER and SPONSOR will be cooperating with each other in this Research, and because each may reveal to the other in the course of this Research certain confidential information, CANCER CENTER and SPONSOR agree to hold any confidential information which (a) is obtained during the course of this work and (b) is related thereto and (c) is marked as "CONFIDENTIAL" in confidence, and each party will not disclose same to any third party without the express written consent of the other party to this Agreement. Information which is orally transmitted by the disclosing party and is identified at the time as being of a proprietary or trade-secret nature shall be considered by the receiving party to be proprietary information, provided that the disclosing party notifies the receiving party in writing within thirty (30) days of the oral transmission, identifying specifically the information transmitted. This requirement shall remain in force for a period of three (3) years following completion of work under this Agreement. Nothing in this paragraph shall in any way restrict the rights of either CANCER CENTER or SPONSOR to use, disclose or otherwise deal with any information which:

         a. Can be demonstrated to have been in public domain as of the effective date of this Agreement or comes into the public domain through the term of this Agreement through no act of the recipient; or

         b. Can be demonstrated to have been known to the recipient prior to the execution of this Agreement; or

         c. Can be demonstrated to have been rightfully received by the recipient after disclosure under this Agreement from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, under obligation of confidentiality to the disclosing party; or

         d. Shall be required for disclosure to Federal regulatory agencies pursuant to approval for use; or

         e. Is independently invented by researchers of the recipient, which in the case of CANCER CENTER includes SYSTEM, who have not had access to the information provided to the recipient hereunder.


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

         Nothing herein is intended to give SPONSOR the right to use for any purpose pre-existing confidential information of CANCER CENTER. Notwithstanding the confidentiality obligations of this Agreement, nothing herein shall prevent CANCER CENTER and any other component of SYSTEM from using any information generated hereunder for ordinary research and educational purposes of a university.

5. Publication Rights. Notwithstanding the provisions of Article 4 of this Agreement, CANCER CENTER may publish scientific papers relating to the collaborative research performed under this Agreement. In the event that CANCER CENTER wishes to publish, CANCER CENTER shall notify SPONSOR of its desire to publish at least thirty (30) days in advance of publication and shall furnish to SPONSOR a written description of the subject matter of the publication in order to permit SPONSOR to review and comment thereon. SPONSOR shall notify CANCER CENTER in writing within thirty (30) days of receipt of such draft whether such draft contains information deemed to be confidential under the provisions of Article 4, or information that if published within thirty
         (30) days would have an adverse effect on a patent application in which SPONSOR owns full or part interest, or intends to obtain an interest from CANCER CENTER pursuant to this Agreement. In the latter case SPONSOR has the right to request a delay and CANCER CENTER agrees to delay said publication for a period not exceeding ninety (90) days. In any such notification, SPONSOR shall indicate with specificity to what manner and degree CANCER CENTER may disclose said information. CANCER CENTER shall have the final authority to determine the scope and content of any publication, provided that such authority shall be exercised with reasonable regard for the commercial interests of SPONSOR. It is the intent of the parties that no publication will contain any of confidential information disclosed by SPONSOR without SPONSOR's prior written permission.

6. Publicity. CANCER CENTER acknowledges SPONSOR's intention to distribute periodically informational releases and announcements to the news media regarding the progress of research hereunder. SPONSOR shall not release such materials containing the name of CANCER CENTER or any of its employees without prior written approval by an authorized representative of CANCER CENTER, and said approval shall not be unreasonably withheld. Should CANCER CENTER reject the news release, CANCER CENTER and SPONSOR agree to discuss the reasons for CANCER CENTER's rejection, and every effort shall be made to develop an appropriate informational news release within the bounds of accepted academic practices. SPONSOR reserves the same right in the event that CANCER CENTER desires to distribute a news release concerning the research program. Nothing herein shall be construed as prohibiting CANCER or SPONSOR from reporting on this study to a governmental agency.

7. Responsibility. The parties each agree to assume individual responsibility for the actions and omissions of their respective employees, agents and assigns in conjunction with this evaluation.

8. Independent Contractor. SPONSOR will not have the right to direct or control the activities of CANCER CENTER in performing the services provided herein, and CANCER CENTER shall perform services hereunder only as an independent contractor, and nothing herein contained shall be construed to be inconsistent with this relationship or status. Under no circumstances shall


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

         CANCER CENTER be considered to be an employee or agent of SPONSOR. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

9. Title to Equipment. CANCER CENTER shall retain title to all equipment purchased and/or fabricated by it with funds provided by SPONSOR under this Agreement.

10. Survivorship. The provisions of Article 3, 4, 5, 6, and 12 shall survive any expiration or termination of this Agreement.

11. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party and such consent will not be unreasonably withheld; provided, however, that SPONSOR may assign this Agreement to any purchaser or transferee of all or substantially all of SPONSOR's business upon prior written notice to CANCER CENTER.

12. Indemnification. CANCER CENTER shall, to the extent authorized under the Constitution and the laws of the State of Texas, hold SPONSOR harmless from liability resulting from the negligent acts or omissions of CANCER CENTER, its agents or employees pertaining to the activities to be carried out pursuant to the obligations of this Agreement; provided, however, that CANCER CENTER shall not hold SPONSOR harmless from claims arising out of the negligence of SPONSOR, its officers, agents or any person or entity not subject to CANCER CENTER's supervision or control.

         SPONSOR shall indemnify and hold harmless SYSTEM, CANCER CENTER, their regents, officers, agents and employees from any liability or loss resulting from judgements or claims against them arising out of the activities to be carried out pursuant to the obligations of this Agreement or the use by SPONSOR of the results of the Research provided, however, that the following is excluded from SPONSOR's obligation to indemnify and hold harmless:

         a. the negligent failure of CANCER CENTER to comply with any applicable governmental requirements; or

         b. the negligence or willful malfeasance by a regent, officer, agent or employee of CANCER CENTER or SYSTEM.

13. Award. SPONSOR agrees to pay CANCER CENTER a fee of Eight Thousand Seven Hundred Fifty and No/100 Dollars ($8,750.00) for expenses and other related costs incurred in conjunction with the Research. This fee, as shown by approximate category of expense in the attached
         Exhibit II which is attached hereto and is incorporated herein by reference, for information only, shall be payable in one (1) installment of Eight Thousand Seven Hundred Fifty and No/100 Dollars ($8,750.00) by SPONSOR to CANCER CENTER. This installment shall be due within thirty (30) days of the date of execution of this Agreement.


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14.      Basic Term. This Agreement as it relates to the performance of the
         Research, shall become effective as of the date first hereinabove written and unless earlier terminated as hereinafter provided, shall continue in force for a period of one (1) month after the same.

15. Default and Termination. In the event that either party to this Agreement shall be in default of any of its material obligations hereunder and shall fail to remedy such default within thirty (30) days after receipt of written notice thereof, the party not in default shall have the option of terminating this Agreement by giving written notice thereof, notwithstanding anything to the contrary contained in this Agreement. Termination of this Agreement shall not affect the rights and obligations of the parties which accrued prior to the effective date of termination. SPONSOR shall pay CANCER CENTER for all reasonable expenses incurred or committed to be expended as of the effective termination date, subject to the maximum amount as specified in Article 13.

16. Entire Agreement. The parties acknowledge that this Agreement and the attached Exhibits hereto represent the sole and entire Agreement between the parties hereto pertaining to the Research and that such supersedes all prior Agreements, understandings, negotiations and discussions between the parties regarding same, whether oral or written. There are no warranties, representations or other Agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

17. Reform of Agreement. If any provision of this Agreement is, becomes or is deemed invalid, illegal or unenforceable in any United States jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable; or if it cannot be so amended without materially altering the intention of the parties, it shall be stricken, and the remainder of this Agreement shall remain in full force and effect.

18. Notices. Any notices, statements, or reports required by this Agreement shall be considered given if sent by United States Certified Mail, postage prepaid and addressed as follows:

         If to CANCER CENTER:

                           Donna S. Gilberg, CPA
                           Manager, Sponsored Programs
                           The University of Texas
                           M.D. Anderson Cancer Center
                           1515 Holcombe Blvd.
                           Houston, Texas 77030


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

         If to SPONSOR:

                           Mr. Mark Samuels
                           President and CEO
                           SpectRX
                           6025 A Unity Drive
                           Norcross, Georgia 30071

19. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

20. Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of Texas and with applicable laws of the United States of America.


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

         IN WITNESS WHEREOF, CANCER CENTER and SPONSOR entered into this Agreement effective as of the date first hereinabove written and have executed two (2) originals each of which are of equal dignity.

SPECTRX                                 THE UNIVERSITY OF TEXAS
                                        M.D. ANDERSON CANCER CENTER


By:      /s/ Mark A. Samuels            By:     /s/ Donna S. Gilberg
   ---------------------------             --------------------------------
         Mark Samuels                            Donna S. Gilberg, CPA
         President and CEO                       Manager, Sponsored Programs

Date:                                   Date:     May 2, 1995
     -------------------------               ------------------------------

                                        I have read this agreement and
                                        understand my obligations hereunder:

                                        By:     /s/ Steven L. Jacques    5/1/95
                                           --------------------------------
                                                 Steven L. Jacques, Ph.D.
                                                 Principal Investigator

                                        By:     /s/ Andrew von Eschenbach
                                           --------------------------------
                                                 Andrew von Eschenbach, M.D.
                                                 Chairman, Dept. of Urology

                                        By:     /s/ Helmuth Goepfert
                                           --------------------------------
                                                 Helmuth Goepfert, M.D.
                                                 Interim Head, Div. of Surgery


Mail Payment To:

The University of Texas
MD. Anderson Cancer Center
Attn:  Manager, Sponsored Programs
P.O. Box 297402
Houston, TX 77297

Tax I.D.: 74 6001118 A1


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

                                    EXHIBIT I


BACKGROUND

         The work consists of analyzing optical measurements on about 96 infants in the neonatal intensive care unit at Herman Hospital, which measurements have already been conducted under an approved human research protocol (Dr. David Oelberg, Pediatrics, UTHSCH).

         The work was conducted by a registered nurse and the cost was $7,000 paid by Steven Jacques from the accounts of the Laser Biology Research Laboratory. At this time, the remaining work consists of analysis by Dr. Jacques of the data base, which consists of 467 spectra on various sites and at various times on the infants.

PROPOSED WORK

1. Collect, format and review data collected from bilirubin instrument for presentation. Include race, age, gender and serum bilirubin levels as available in data base along with instrument data (raw and processed).

2.       Apply the analysis technique described in the patent.

3. Calculate a correlation coefficient and a standard error term for the analysis outcome vs the measured serum bilirubin levels for the data base. Provide graphical presentations of the measured (serum) vs predicted (cutaneous) bilirubin levels.

4. Plot time courses of repeated measurements on any individuals which were measured on multiple days.

5. Present the data for the most darkly pigmented infants vs the lightly pigmented infants (similar to item 3 above).

                                     BUDGET


DIRECT COSTS
         Miscellaneous Expenses             $7,000

INDIRECT COSTS (25%)                        $1,750

TOTAL                                       $8,750


ANIMALS
         None.


HUMANS
         No more measurements on humans. Identities of patients are kept confidential.

                        [UNIVERSITY OF TEXAS LETTERHEAD]


                                 August 11, 1995


Keith D. Ignotz
Chief Operating Officer
SpectRX
6025A Unity Drive Norcross, GA 30071

Dear Mr. Ignotz:

This will acknowledge receipt of your check dated 07/14/95, in the amount of $8,750.00, which represents payment in support of the project entitled "Optical Assessment of Hyperbilirubinemia in Neonates." This project is under the direction of Dr. Steven L. Jacques of this Institution.

We are sincerely grateful for your financial assistance in support of this project.


                                                  Sincerely,

                                                  /s/ Donna S. Gilberg

                                                  Donna S. Gilberg, CPA
                                                  Manager, Sponsored Programs

/jw
c:       Dr. Steven L. Jacques
         Dr. Andrew von Eschenbach
         Dr. Helmuth Goepfert